Exhibit 99.1

Contact:	Amedisys, Inc.
Gregory H. Browne
Chief Financial Officer
(225) 292-2031
gbrowne@amedisys.com

Noonan Russo
Investor Relations
Brian Ritchie
(212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS ACQUIRES TWO HOME HEALTH AGENCIES IN

CERTIFICATE OF NEED STATE OF TENNESSEE

BATON ROUGE, Louisiana (June 2, 2005) - Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, today announced that it has acquired two Tennessee-based home health agencies; one located in Nashville and the other in Murfreesboro, from Saint Thomas Health Services in Nashville, effective June 1, 2005.

The agencies are expected to contribute approximately $4.5 million to Amedisys’ annualized revenues, though the Company does not expect the acquisition to contribute materially to Amedisys’ earnings in 2005. Additionally, Tennessee is a Certificate of Need (C.O.N.) state, which limits other providers’ ability to compete in these markets. The C.O.N. acquired by Amedisys with this acquisition extends to two counties not previously serviced by Amedisys.

“We are excited to further expand our presence in the Tennessee market through this acquisition, which associates the Company with one of the leading hospital systems in central Tennessee,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “We continue to execute on our stated strategy of acquiring hospital-based agencies that can quickly and efficiently be integrated onto our operating platform, and maintain our intention to selectively acquire companies, especially within C.O.N. states, that fit our acquisition profile,” concluded Mr. Borne.

The purchase price of this most recent acquisition included $3 million in cash and a $500,000 note payable over two years.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com